September 6, 2006

Mr. Craig A. Dynes

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Dear Craig:

Pegasystems is pleased to offer you the position of Chief Financial Officer and Senior Vice President reporting directly to Alan Trefler, CEO and Chairman. This offer is contingent upon the successful completion of our pre-employment and reference checking processes. Your starting salary for this position will be paid semi-monthly at a rate of $10,417, an annualized rate of $250,000. You will also be eligible to participate in our Corporate Incentive Plan at a 40% incentive target.

In addition, you will be granted an option to purchase 100,000 shares of Pegasystems' common stock pursuant to our 2004 Long-Term Incentive Plan. The shares will have a five (5) year, quarterly vesting schedule and the exercise price of this option shall be the fair market value of Pegasystems' common stock on your first day of employment. These terms, which become effective on your date of hire, will be conveyed to you in a separate document after you become a Pegasystems employee. While any acceleration of unvested options occurs solely at the discretion of our Board of Directors, these options will be subject to a minimum acceleration of vesting of six months in the event of a Sale of the Company (as defined in the 2004 Long-Term Incentive Plan). This grant is contingent on your signing the enclosed Standards Letter.

You will be eligible to participate in the benefit programs which Pegasystems makes available to similarly situated employees. You will accrue paid time off in accordance with Pegasystems' Paid Time Off Policy. This includes 20 days of vacation per year along with 11 paid Holidays and 1 personal day. Your vacation and holidays are prorated during your first year of employment.

As we discussed, we would welcome your starting employment with Pegasystems on a full-time basis on September 7, 2006. As a condition of employment, we require you to sign the enclosed Standards Letter, on your start date. You will also need to provide us with proper employment authorization.

This offer of employment is not a contract. Pegasystems is an at-will employer. Thus, either you or Pegasystems may terminate employment at anytime. In the event that Pegasystems terminates your employment without cause, you will be entitled to severance initially equal to six months of base salary, provided that you sign a mutually acceptable form of release. In addition, for each additional six months of employment following the first anniversary of your start date, the amount of severance shall be increased by one month of base salary, up to a maximum total of twelve months.

We would appreciate a written response no later than September 7, 2006. Please send or fax (617-494-5581) your signed Offer Letter and Standards Letter to me directly. You may contact me personally at 617-374-9600 x6187 if you have any questions.

We are all very excited at the prospect of you working with us!

Sincerely,

/s/ Carmelina Procaccini

Carmelina Procaccini

Vice President, Human Resources

I accept the terms of this offer letter and will begin work at Pegasystems on

September 7, 2006.

/s/ Craig A. Dynes

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Craig A. Dynes Date